EXHIBIT 5.1
                                                         -----------


                               MORGAN, LEWIS & BOCKIUS
   PHILADELPHIA                   COUNSELORS AT LAW
   WASHINGTON
   LOS ANGELES                     101 PARK AVENUE
   NEW YORK
   MIAMI                        NEW YORK, NEW YORK 10178
   HARRISBURG
   LONDON                      TELEPHONE: (212) 309-6000
   PRINCETON
   FRANKFURT                      FAX: (212) 309-6273
   BRUSSELS
   TOKYO


               November 4, 1994



   Baldwin Technology Company, Inc.
   65 Rowayton Avenue
   Rowayton, Connecticut  06853

               Re:
          Registration Statement on Form S-8
          __________________________________

   Ladies and Gentlemen:

               We have acted as counsel to Baldwin Technology Company, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8, including the exhibits thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), for the registration by the Company of (i) an additional 300,000 shares (the "Option Plan Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), issuable pursuant to the Second Amended and Restated 1986 Stock Option Plan of the Company (the "Plan") and (ii) 200,000 shares (the "Employment Shares" and, together with the Option Plan Shares, the "Shares") of Class A Common Stock issuable upon the achievement of certain performance conditions under the Employment Agreement, effective as of August 5, 1993, between the Company and Gerald A. Nathe (the "Employment Agreement").

               In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Plan and the Employment Agreement and such other documents and records as we have deemed necessary. We have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective; and (ii) all Shares will be issued in compliance with applicable federal and state securities laws.

               With respect to the issuance of any Shares, we have assumed that the Shares will be issued, and the certificates evidencing the same will be duly delivered, in accordance with the Plan, with respect to the Option Plan Shares, or the Employment Agreement, with respect to the Employment Shares, and against receipt of the consideration stipulated therefor, which will be no less than the par value thereof.

               Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the Plan, with respect to the Option Plan Shares, or the Employment Agreement, with respect to the Employment Shares, will be validly issued, fully paid and non-assessable.

               The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

               We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

               Very truly yours,

               /s/MORGAN, LEWIS & BOCKIUS